Exhibit 10.1

Loan agreement

Dated 10 August 2021

between

SVF INVESTMENT CORP. 3

as Borrower

and

SVF SPONSOR III (DE) LLC

as Lender

THIS AGREEMENT is dated 10 August 2021 and made between:

(1)

SVF Investment Corp. 3, a Cayman Islands exempted company and blank check company and having its registered address at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Borrower”); and

(2)	SVF Sponsor III (DE) LLC, a Delaware limited liability company and having its registered address at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19809, U.S. (the “Lender”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Available Commitment” means the Commitment minus:

(a)	the amount of the Lender’s participation in any outstanding Loans; and

(b)	in relation to any proposed utilisation of the Facility, the amount of the Lender’s participation in any Loans that are due to be made on or before that proposed utilisation date.

“Business Day” means a day (other than Saturday or Sunday) on which banks are open for general business in the Cayman Islands, in the State of Delaware and in the State of New York.

“Commitment” means

(a)	U.S.$2,000,000 at the date of this Agreement; or

(b)	any other higher amount agreed in writing between the Parties from time to time,

to the extent not cancelled or reduced under this Agreement.

“Event of Default” has the meaning given to it in Clause 10 (Events of Default).

“Facility” means the loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Party” means a party to this Agreement.

“Termination Date” means:

(a)	the date on which the Borrower consummates a business combination; or

(b)	the date specified in the written notice given by the Lender to the Borrower in accordance with Clause 8 (Share conversion).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the “Borrower”, the “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Agreement;

(ii)

this “Agreement” or any other agreement or instrument is a reference to this Agreement or that other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under this Agreement or that other agreement or instrument;

(iii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(iv)	a provision of law is a reference to that provision as amended or re-enacted; and

(v)	a time of day is a reference to New York time.

2.	THE FACILITY

(a)	Subject to the terms of this Agreement, the Lender makes available to the Borrower a loan facility in an aggregate amount equal to the Commitment.

(b)

Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Borrower, be obligated personally for any obligations or liabilities of the Borrower pursuant to this Agreement.

3.	PURPOSE

The Borrower shall apply all amounts borrowed by it under the Facility to finance transaction costs in connection with a business combination.

4.	CONDITIONS OF UTILISATION

The Lender will only be obliged to make a Loan available if:

(a)

the Borrower gives the Lender not less than five Business Days’ prior notice (or such other period as the Lender may agree) specifying the amount of the proposed Loan, the account to which the proposed Loan is to be paid and the Business Day on which the proposed Loan is to be advanced; and

(b)	the Lender agrees to make the Loan available.

5.	REPAYMENT, PREPAYMENT AND CANCELLATION

(a)	The Borrower shall repay the Loans within five Business Days of the date specified in the Lender’s demand, provided that the Lender shall only issue the demand on or after the Termination Date.

(b)

The Borrower may, if it gives the Lender not less than five Business Days’ prior notice (or such other period as the Lender may agree), prepay the whole or any part of any Loan (together with all interest accrued on it).

(c)	The Borrower may not reborrow any part of the Facility which is repaid or prepaid.

(d)	The Borrower may, if it gives the Lender not less than five Business Days’ prior notice (or such other period as the Lender may agree), cancel the whole or any part of the Facility.

6.	INTEREST

No interest shall accrue on any Loan.

7.	PAYMENTS

Subject to Clause 8 (Share conversion) below:

(a)	All payments to be made by the Borrower under this Agreement shall be made:

(i)	in full without any set-off or counterclaim; and

(ii)	to such account as the Lender may notify the Borrower from time to time.

(b)

If the Borrower fails to pay any amount payable under this Agreement when due, it shall indemnify the Lender on demand against any cost, loss, expense or liability (including, without limitation, legal fees) reasonably sustained or incurred by the Lender as a result of such failure.

(c)

Any payment under this Agreement which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

8.	SHARE CONVERSION

Notwithstanding any other provision of this Agreement, at the Lender’s sole discretion and with prior notice in writing to the Borrower, up to $2,000,000 of the Borrower’s aggregate liability to repay the principal amount outstanding under the Facility to the Lender shall be converted into validly issued and fully-paid shares of the post-business combination entity at a price of $10.00 per share. The issued shares shall have the same terms as the private placement shares issued by the Borrower in all respects.

9.	TRUST WAIVER

Notwithstanding any other provision of this Agreement, unless the Borrower consummates a business combination, the Lender hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account (the “Trust Account”) in which the proceeds of the initial public offering (the “IPO”) conducted by the Borrower (including the deferred underwriters discounts and commissions) and certain of the proceeds of the sale of shares to be issued in a private placement to occur in connection with the closing of the IPO were deposited, as described in greater detail in the registration statement and prospectus filed with the U.S. Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

10.	EVENTS OF DEFAULT

Each of the following shall constitute an event of default (each, an “Event of Default”):

(a)	Failure to Make Required Payments. Failure by the Borrower to pay the principal amount due pursuant to this Agreement within five Business Days of the date specified in the Lender’s demand.

(b)

Voluntary Bankruptcy, Etc. Failure by the Borrower to pay the principal amount due pursuant to this Agreement within five Business Days of the date specified in the Lender’s demand following the commencement by the Borrower of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Borrower generally to pay its debts as such debts become due, or the taking of corporate action by the Borrower in furtherance of any of the foregoing.

(c)

Involuntary Bankruptcy, Etc. Failure by the Borrower to pay the principal amount due pursuant to this Agreement within five Business Days of the date specified in the Lender’s demand following the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

11.	REMEDIES

(a)	Upon the occurrence of an Event of Default specified in paragraph (a) of Clause 10 (Events of Default), the Lender may, by written notice to the Borrower:

(i)	declare all of the Loans to be due immediately and payable, whereupon they shall become immediately due and payable; and

(ii)	cancel the Available Commitment, whereupon the Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation,

without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)	Upon the occurrence of an Event of Default specified in paragraphs (b) and (c) of Clause 10 (Events of Default):

(i)	declare all of the Loans to be due immediately and payable, whereupon they shall become immediately due and payable; and

(ii)	cancel the Available Commitment, whereupon the Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation,

in all cases without any action on the part of the Lender.

(c)

Waivers. The Borrower and all endorsers and guarantors of, and sureties for, this Agreement waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Agreement, all errors, defects and imperfections in any proceedings instituted by Lender under the terms of this Agreement, and all benefits that might accrue to the Borrower by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment, and the Borrower agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Lender.

(d)

Unconditional Liability. The Borrower hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of any payment due under this Agreement, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Lender, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Lender with respect to any payment due under, or other provisions of, this Agreement, and agrees that additional borrowers, endorsers, guarantors, or sureties may become parties hereto without notice to the Borrower or affecting Borrower’s liability hereunder.

12.	CHANGES TO THE PARTIES

(a)	The Borrower may not assign any of its rights or obligations under this Agreement at any time without the prior written consent of the Lender.

(b)	The Lender may not assign any of its rights or obligations under this Agreement at any time without the prior written consent of the Borrower.

13.	NOTICES

(a)	Each communication to be made under this Agreement shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

(b)

Any communication or document to be made or delivered to a party under this Agreement shall be made or delivered to its registered office (or any e-mail address or substitute address as may be notified by it to the other parties) and will only be effective:

(i)

if by way of electronic mail, at the time it left the e-mail gateway of the server of the notice, provided that any notice sent by electronic mail after 17.00 hours on a Business Day or at any time on any day which is not a Business Day shall be deemed to have been received at 08.00 on the next Business Day; or

(ii)	if by way of letter, when left at that relevant address or two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

14.	CERTIFICATES

A certificate from a Lender as to the amount at any time due from the Borrower to the Lender under this Agreement shall, in the absence of manifest error, be conclusive.

15.	AMENDMENTS AND WAIVERS

No term of this Agreement may be amended or waived without the prior written consent of both Parties.

16.	SEVERABILITY

Any provision contained in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

18.	GOVERNING LAW

This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York (without regard to the conflict of law provisions thereof) and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with such laws.

19.	ENFORCEMENT

Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York with respect to any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

The Borrower

By:

EXECUTED and DELIVERED	)
for and on behalf of	)	/s/ Ioannis Pipilis
SVF Investment Corp. 3)
and signed by	)
		Name:	Ioannis Pipilis
		Title:	Chief Executive Officer

The Lender

By:

EXECUTED and DELIVERED	)
for and on behalf of	)
SVF Sponsor III (DE) LLC	)	/s/ Kokoro Motegi
and signed by	)
		Name:	Kokoro Motegi
		Title:	Manager